Exhibit 99.1
news release
QLT ANNOUNCES PHASE II CLINICAL TRIAL RESULTS FOR THE OLOPATADINE
PUNCTAL PLUG DELIVERY SYSTEM (O-PPDS)

For Immediate Release	February 9, 2011
VANCOUVER, CANADA—QLT Inc. (NASDAQ: QLTI; TSX: QLT) (“QLT” or the “Company”) today announced results from a Phase II proof-of-concept clinical trial for the olopatadine punctal plug delivery system (O-PPDS).
Interim results from the randomized, placebo-controlled, double-masked Phase II proof-of-concept trial have shown that O-PPDS is generally safe and well tolerated in subjects with allergic conjunctivitis. An analysis has been performed on data from subjects in Group 1 of the study, in which the PPDS (O-PPDS or placebo-PPDS) was placed in subjects’ lower puncta bilaterally for 4 days. Subjects were then exposed to ragweed allergen for 4 hours in an environmental exposure chamber (EEC). Itching and other signs and symptoms of allergic conjunctivitis were assessed during the 4-hour EEC session. Following a twelve-day washout period, the subjects were then assessed during an EEC session after treatment with Patanol® (commercially available olopatadine eye drops) or placebo eye drops.
The data demonstrate that there were no significant differences noted between the O-PPDS and placebo-PPDS subjects with respect to reduction in the signs and symptoms of allergic conjunctivitis with both cohorts showing similar improvements. Internal study controls, including the olopatadine (Patanol®) and placebo eye drop cohort responses, also failed to confirm the model’s efficacy relative to the trial design.
“These equivocal results from the first trial examining the potential utility of sustained low dose olopatadine delivery in the eye support the notion that the EEC model, as utilized in the conduct of this trial, was not sufficiently sensitive to adequately demonstrate the potential benefit of the O-PPDS in patients suffering from allergic conjunctivitis,” said Dipak Panigrahi, MD, Senior Vice President, Research and Development and Chief Medical Officer of QLT. “Given these findings, we have decided to stop the current study at this time.”
“We are disappointed that the O-PPDS study model could not generate definitive clinical results, however we plan to continue to evaluate alternative study designs for the O-PPDS,” said Bob Butchofsky, President and Chief Executive Officer of QLT. “We do not plan to begin further clinical trials of the O-PPDS pending the outcome of our ongoing Latanoprost-PPDS trial in glaucoma.”
Detailed Results from the Phase II Proof-of-Concept Study
This is a randomized, placebo-controlled, double-masked, proof-of-concept study investigating the short-term safety and efficacy of O-PPDS in subjects with seasonal allergic conjunctivitis to ragweed in an EEC model. The study includes two sequential groups: Group 1 subjects are fitted with PPDS (O-PPDS [130 µg olopatadine] or placebo-PPDS) in the lower puncta of each eye, and Group 2 subjects are fitted with PPDS in both the upper and lower puncta of each eye (O-PPDS [130 µg olopatadine in lower puncta, 39 µg olopatadine in upper puncta] or placebo-PPDS). An interim analysis has been performed on the complete data for Group 1 and we will not continue the trial beyond those patients already tested.

Allergic response to ragweed exposure in an EEC (4-hour exposure) is determined for each subject at baseline. The O-PPDS or placebo-PPDS is worn for 4 days and then subjects undergo another EEC session during which symptoms (itchiness, redness, lid swelling, tearing and mucous discharge) are assessed. After a 12-day washout, subjects receive 2 days of treatment with Patanol® (commercially available olopatadine eye drops) or placebo eye drops before undergoing another EEC session to assess allergic response.
Group 1 included 109 subjects: 54 in the O-PPDS arm and 55 in the placebo-PPDS arm. The mean age was 41 years, and the majority of subjects were male (52%) and white (61%). In the O-PPDS arm, 54 subjects (100%) completed efficacy assessments to determine allergic response after O-PPDS treatment, and 54 subjects (100%) completed efficacy assessments to determine allergic response after Patanol® treatment. In the placebo-PPDS arm, 55 subjects (100%) completed efficacy assessments to determine allergic response after placebo-PPDS treatment, and 54 subjects (98%) completed efficacy assessments to determine allergic response after placebo eye drop treatment.
The primary variables are mean change from baseline in the area under the curve (AUC) of the itching score during the EEC session, and mean change from baseline in the best (i.e., lowest) itching score in the EEC. The difference between O-PPDS and placebo-PPDS in Group 1 was not significant for either of these variables, nor were there significant differences in redness, lid swelling, tearing or mucous discharge.
The O-PPDS was generally safe and well-tolerated in subjects with allergic conjunctivitis. The incidence of adverse events considered associated with treatment was 33.3% during O-PPDS exposure and 38.3% during placebo-PPDS exposure. There were no deaths or serious adverse events. The most common adverse events noted during O-PPDS exposure were eye irritation (10.0%), eye pruritus (itching) (6.7%), ocular discomfort (6.7%), and headache (6.7%). The most common adverse events during placebo-PPDS exposure were ocular discomfort (18.3%), eye pain (10.0%), eye irritation (8.3%), eye pruritus (8.3%), and ocular hyperemia (redness) (8.3%).
About the Olopatadine Punctal Plug Delivery System (O-PPDS)
The O-PPDS is a novel, sustained and controlled release drug delivery system that utilizes the puncta to house a drug-eluting device. The O-PPDS is currently being investigated as a treatment for allergic conjunctivitis. The punctal plug delivery system is a minimally invasive drug delivery system that is being developed with a goal of enabling delivery of a variety of drugs to the eye over time through sustained release to the tear film.
About Olopatadine
Olopatadine blocks the release of histamine from mast cells. Olopatadine is an active pharmaceutical ingredient that has been approved by the Food and Drug Administration for the treatment of the signs and symptoms of allergic conjunctivitis and is marketed under the trade names Pataday™ and Patanol® in the U.S. (Alcon). U.S. sales of olopatadine were more than $380 million in 2009.
About Allergic Conjunctivitis
Over 50 million people in the U.S. suffer from allergic diseases, and it is estimated that 40%-60% of the allergic population suffer from ocular symptoms. In allergic conjunctivitis, patients suffer from localized itchiness, redness, tearing, and swelling of the eyelid upon exposure of the eye to airborne allergens, such as pollen, mold, dust mites, or animal dander. In severe cases, chronic scratching of the eyes due to allergic symptoms may be associated with corneal or conjunctival scarring, growth of blood vessels in the cornea, and changes in visual acuity.

About QLT
QLT Inc. is a biotechnology company dedicated to the development and commercialization of innovative therapies for the eye. We are focused on our commercial product Visudyne® for the treatment of wet-AMD, developing drugs to be delivered in our proprietary punctal plug delivery system, as well as developing our synthetic retinoid program for the treatment of certain inherited retinal diseases. For more information, visit our website at www.qltinc.com.

QLT Inc. Media Contact:
Vancouver, Canada
Karen Peterson
Telephone: 604-707-7000 or 1-800-663-5486
kpeterson@qltinc.com
The Trout Group Investor Relations Contact:
New York, USA
Christine Yang
Telephone: 646-378-2929
cyang@troutgroup.com
Or
Boston, Massachusetts, USA
Tricia Swanson
Telephone: 646-378-2953
tswanson@troutgroup.com
Visudyne® is a registered trademark of Novartis AG.
Patanol® is a registered trademark of Alcon Research, Ltd.
Pataday™ is a trademark of Alcon, Inc.
QLT Inc. is listed on The NASDAQ Stock Market under the trading symbol “QLTI” and on The Toronto Stock Exchange under the trading symbol “QLT.”
Certain statements in this press release constitute “forward looking statements” of QLT within the meaning of the Private Securities Litigation Reform Act of 1995 and constitute “forward looking information” within the meaning of applicable Canadian securities laws. Forward looking statements include, but are not limited to: our clinical trial and other development plans related to our punctal plug drug delivery system program, including the L-PPDS and O-PPDS, including progression of studies and timing to receive data; our expectations relating to the potential benefits of the L-PPDS and O-PPDS; and statements which contain language such as: “assuming,” “may,” “prospects,” “future,” “projects,” “believes,” “expects” and “outlook.” Forward-looking statements are predictions only which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those expressed in such statements. Many such risks, uncertainties and other factors are taken into account as part of our assumptions underlying these forward-looking statements and include, among others, the following: the Company’s future operating results are uncertain and likely to fluctuate; uncertainties relating to the timing and results of the clinical development and commercialization of our products and technologies (including, Visudyne, our punctal plug technology and our synthetic retinoid program); outcomes for our clinical trials of our programs (including our punctal plug technology and our synthetic retinoid program) may not be favorable or may be less favorable than interim results and/or previous trials; there may be varying interpretations of data produced by clinical trials; uncertainties relating to the associated costs of our programs; the timing, expense and uncertainty associated with the regulatory approval process for products; uncertainties regarding the impact of competitive products and pricing; risks and uncertainties associated with the safety and effectiveness of our technology and products, including our synthetic retinoid product; risks and uncertainties related to the scope, validity, and enforceability of our intellectual property rights and the impact of patents and other intellectual property of third parties; and general economic conditions and other factors described in detail in QLT’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward looking statements are based on the current expectations of QLT and QLT does not assume any obligation to update such information to reflect later events or developments except as required by law.